UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2016

COUNTY BANCORP, INC.

(Exact name of Registrant as Specified in Its Charter)

Wisconsin	001-36808	39-1850431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

860 North Rapids Road, Manitowoc, WI		54221
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (920) 686-9998

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2016, County Bancorp, Inc. (the “Company”) and Investors Community Bank, a wholly owned subsidiary of the Company (the “Bank”), announced that Gary Abramowicz resigned from his positions as Chief Financial Officer, Treasurer and Associate Securities Compliance Officer of the Company and Chief Financial Officer and Executive Vice President of the Bank, effective August 12, 2016.

David Kohlmeyer has been appointed interim Chief Financial Officer and Treasurer (and principal financial officer and principal accounting officer) of the Company and interim Chief Financial Officer of the Bank, effective August 12, 2016.  During Mr. Kohlmeyer’s interim assignment, the Company will search for a permanent Chief Financial Officer and Treasurer of the Company and Chief Financial Officer of the Bank.

Mr. Kohlmeyer, age 62, has been involved in the financial and strategic initiatives of the Bank since May 13, 2016, upon consummation of the merger of the Company with Fox River Valley Bancorp, Inc. (the “Merger”).  Prior to joining the Bank, he held the position of Executive Vice President and Chief Financial Officer of Fox River Valley Bancorp, Inc. and The Business Bank since 2001.

Mr. Kohlmeyer is not related to any other director or executive officer of the Company or the Bank by blood, marriage, or adoption, and there are no arrangements or understandings between Mr. Kohlmeyer and any other person pursuant to which he was selected as an officer.

In connection with the Merger, Mr. Kohlmeyer became fully vested and paid out under The Business Bank’s Stock Appreciation Incentive Compensation Plan in the amount of approximately $156,490, and received a payment under his change in control agreement with The Business Bank in the amount of approximately $300,792.  Other than these transactions, since January 1, 2016, there have been no transactions, and there are no currently proposed transactions, to which the Company was or is a participant and in which Mr. Kohlmeyer had or will have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COUNTY BANCORP, INC.

Date: August 17, 2016	By:	/s/ Mark A. Miller
Mark A. Miller
Secretary